                               EXHIBIT 4.18



                         REA Project Designation:

                         SOUTH DAKOTA 515-B IRENE



                                 AMENDMENT

                        Dated as of August 11, 1955

                                    to

                          TELEPHONE LOAN CONTRACT

                       Dated as of September 5, 1952

                                  between

                DAKOTA COOPERATIVE TELEPHONE COMPANY, INC.

                                    and

                         UNITED STATES OF AMERICA

                 Identified as form of document presented to
               and approved by the board of directors
               trustees of the above named corporation at a meeting held September 27, 1955.

                              /s/ T. W. Diefendorf
                              Secretary of Meeting





                  UNITED STATES DEPARTMENT OF AGRICULTURE
                   RURAL ELECTRIFICATION ADMINISTRATION

No.    A

               AGREEMENT, made as of August 11, 1955, pursuant to the Rural Electrification Act of 1936, as amended (7 U.S.C. 901 et seq.) between DAKOTA COOPERATIVE TELEPHONE COMPANY, INC. (hereinafter called the "Borrower"), a corporation existing under the laws of the State of South Dakota, and UNITED STATES OF AMERICA (hereinafter called the "Government"), acting through the Administrator of the Rural Electrification Administration (hereinafter called the "Administrator").

          WHEREAS, the Government and the Borrower have heretofore entered into a certain telephone loan contract, dated as of September 5, 1952 (hereinafter called the "Loan Contract"), and intend by this agreement to amend the Loan Contract by increasing the amount of the loan therein provided for by an amount not in excess of $787,000, by increasing the total number of subscribers to be served by the Project from 1,776 to 3,606, and in certain other respects:

          NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the Government and the Borrower agree as follows:

          SECTION 1. Section 1.1 of article I of the Loan Contract is amended to read as follows:

               SECTION 1.1 AMOUNT AND PURPOSE. For the purpose of furnishing telephone service in rural areas, the Government shall lend and the Borrower shall borrow an amount not in excess of $1,814,000, which, together with the sum of $121,538 in equity funds to be deposited by the Borrower in the "Special Construction Account", hereinafter defined and provided for in section 2.4, shall be used to finance, pursuant to the provisions of the Act, the acquisition, construction and operation of telephone lines and facilities (hereinafter called the "Project"), to serve a total of approximately 3,606 subscribers, and to be located in the Counties of Clay, Hutchinson, Lincoln, McCook, Turner and Yankton, and in counties contiguous thereto, all in the State of South Dakota.

          SEC. 2. Section 2.4 of article II of the Loan Contract is amended by changing the figure $88,364 in the thirteenth line to $121,538, by changing the figure 4.21 in the fourteenth line to 4.20 and by adding the following sentence at the end thereof:

          The Borrower shall expend each advance on account of the Loan or equity funds only for such of the purposes specified in the statement of purposes accompanying the requisition for such advance or equity funds as shall have been approved by the Administrator.

          SEC. 3. Article II of the Loan Contract is further amended by adding thereto a new section numbered and reading as follows:

               SEC. 2.8. PRE-REQUISITES TO CERTAIN ADVANCES. (A) The Government shall be under no obligation to advance any portion of the $787,000 (hereinafter called the "B loan"), included in the Loan by an agreement made by and between the Borrower and the Government, dated as of August 11, 1955, until the Borrower shall have submitted evidence satisfactory to the Administrator in respect of the B loan that it has:

          (1) obtained all necessary orders or approvals of appropriate regulatory bodies, including, without limitation, a certificate of convenience and necessity, and approvals of the acquisitions of existing facilities hereinafter described in (5) of this paragraph (A) and a schedule of rates satisfactory to the Administrator;

          (2) obtained commitments or contracts, in form and substance satisfactory to the Administrator, providing for all necessary toll traffic and operator assistance services to be provided by, or for, connecting or other companies;

          (3) obtained a commitment or commitments in form and substance satisfactory to the Administrator covering all necessary joint use of facilities;

          (4) obtained required franchises in form and substance satisfactory to the Administrator for operation in all incorporated communities in which the proposed system will be located;

          (5) entered into a binding sales contract, in form and substance satisfactory to the Administrator, providing for the transfer and conveyance to the Borrower of all properties (including real estate) owned by or operated by the Central Telephone Company (hereinafter called the "Seller"), and located in and in the vicinities of Parker, Lennox, Chancellor and Worthing, South Dakota; and

          (6) obtained under a method approved by the Administrator, and deposited in the Special Construction Account herein provided for in section 2.4 the sum of $14,540 in initial equity funds.

          (B) Upon compliance with all of the conditions of this agreement precedent to the advance of B loan funds, and when Midstate Telephone Company and Sanborn Telephone Co-op participating with the Borrower in the acquisition of all of the Seller's South Dakota telephone

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
     properties have qualified for a release of funds under telephone loan contracts with the Government sufficient to enable them with the Borrower to close the acquisition from the Seller simultaneously, the Government shall make an advance of B loan funds in the approximate amount of $192,000, which shall be used by the Borrower only for the purpose of consummating the acquisition of the telephone facilities mentioned in (A) (5) of this section 2.8, and which are the Borrower's part of the properties being purchased from the Seller by the three participating cooperatives. The closing of the acquisition from the Seller by the Borrower and the two other participating cooperatives shall be simultaneous. The Government shall be under no obligation to make any further advances on account of the B loan until the Borrower has submitted evidence satisfactory, in form and substance to the Administrator, that it has obtained title to its part of such properties in accordance with the terms and conditions of the sales agreement previously approved by the Administrator. Thereafter, the Government shall be under no obligation to advance B loan funds on account of the Loan, except for purposes other than the purchase or construction of central office equipment, outside plant, station equipment, land and buildings, until the Borrower has collected and deposited at least $16,587 in equity funds in respect of the B loan, including the initial equity funds required to have been deposited under (A) (6) of this section 2.8.

          SEC. 4. Article IV of the Loan Contract is amended by deleting therefrom section 4.19 and by renumbering the remaining sections of article IV accordingly.

          SEC. 5.  Renumbered section 4.19 (formerly section 4.20) of article IV of the Loan Contract is amended to read as follows:

               SEC. 4.19. SUPERVISOR: APPOINTMENT AND POWERS. If the construction of the Project, or any part thereof, shall not proceed in accordance with the terms hereof, or if, in the opinion of the Administrator, action is necessary to protect the Government's security for the Loan or is essential to achieve the objectives for which the Loan is made, the Administrator may appoint, as the representative of the Government, a supervisor (hereinafter called the "Supervisor") for the Project or other property of the Borrower necessary to the construction or operation of the Project and notify the Borrower of such appointment and the duration thereof. The Supervisor shall take such steps as he deems necessary to assure construction or operation of the Project in accordance with the terms hereof, or such portion or portions thereof as may be designated by the Administrator, or to assure performance of any obligations which the Borrower may be obligated to perform pursuant to the provisions of section 4.6 hereof, or to preserve the security of the Loan, and shall have power to operate the Project and other

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
     property of the Borrower necessary to the operation of the Project, and do all things reasonably incident to the exercise of the powers herein granted, including, without limitation, directing the conservation of any funds of the Borrower, the collection of all debts due it, directing the payment of all expenses of the Borrower from any of its funds, termination of the employment of such employees of the Borrower as he shall determine upon and the employment of such employees of the Borrower as he shall determine upon and the employment of such persons, on such terms and conditions as he may designate, as he shall deem necessary to assist him in carrying out his functions. The salaries, fees, disbursements and expenses of the Supervisor and of any employee appointed by him shall be paid by the Borrower, provided, however, that the salaries, fees, disbursements and expenses of any Supervisor who shall be an employee of the Government and of any assistants who shall be employees of the Government shall not be payable by the Borrower unless and to the extent that the Administrator, upon written notification to the Borrower, shall so require. So long as the appointment of the Supervisor shall be in effect, all checks, drafts, and orders drawn on any bank account maintained by the Borrower shall be countersigned by the Supervisor, except that, if the proper officers or employees of the Borrower shall refuse to sign any such check, draft or order, the Supervisor shall have full power and authority to sign such check, draft or order for the Borrower without the requirement of any other signature thereon, if the Supervisor shall certify to the bank upon which such check, draft or order is drawn that the same is required to carry out the obligations of the Borrower hereunder. The Borrower hereby constitutes the Administrator its agent for the purpose of notifying any bank in which any account of the Borrower shall be maintained of the appointment of a Supervisor and of the provisions hereunder with respect thereto, and agrees that such notice shall include a direction to any such bank with respect to the signing or countersigning of the checks, drafts or orders drawn on any such account as in this section provided.
     The Borrower shall comply with all reasonable instructions of the Supervisor incident to carrying out the obligations of the Borrower hereunder or the performance of the functions of the Supervisor.

          SEC. 6.  Renumbered section 4.20 (formerly section 4.21) of article IV of the Loan Contract is amended to read as follows:

               SEC. 4.20. EQUITY FUNDS. The Borrower shall submit to the Administrator, with each requisition submitted by the Borrower pursuant to section 2.2 hereof, evidence satisfactory to the Administrator to show that it has collected and deposited in the Special Construction Account equity funds in an amount equal

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
     to the product of $28 times the number of existing or acquired subscribers for whom telephone service has been improved, plus the product of $50 times the number of new subscribers for whom telephone service has been initially furnished by the Borrower until a total of $121,538, including deposits required prior to the first advance of funds on account of the first loan to the Borrower and on account of the B loan, has been collected and depoisted on behalf of 3,606 existing and proposed subscribers included in the Project.

          SEC. 7. This agreement may be simultaneously executed and delivered in two or more counterparts, each of which so executed and delivered shall be deemed to be an original, and all shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Borrower has caused this agreement to be signed in its corporate name and its corporate seal to be hereunto affixed and attested by its officers thereunto duly authorized, and the Government has caused this agreement to be duly executed, all as of the day and year first above written.

                              DAKOTA COOPERATIVE TELEPHONE
                              COMPANY, INC.


                              by  /s/ B. Maynard Christenson
                                             President
(Seal)

Attest:  /s/ T.W. Diefendorf

               Secretary


                              UNITED STATES OF AMERICA

                              by  /s/ Fred H. Strong

                                   Acting Administrator
                                        of
                              Rural Electrification Administration









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